UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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INDEPENDENCE BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

__________________

South Carolina	20-1734180
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

500 East Washington Street

Greenville, South Carolina 29601

(Address of Principal Executive Offices) (Zip Code)

__________________

INDEPENDENCE BANCSHARES, INC. 2013 EQUITY INCENTIVE PLAN

INDEPENDENCE BANCSHARES, INC. 2005 STOCK INCENTIVE PLAN

(Full title of the plans)

__________________

Gordon A. Baird

Chief Executive Officer

Independence Bancshares, Inc.

500 East Washington Street

Greenville, South Carolina 29601

(864) 672-1776

(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________

Copies to:

Neil E. Grayson

Benjamin A. Barnhill

Nelson Mullins Riley & Scarborough LLP

104 South Main Street, Suite 900

Greenville, South Carolina 29601

(864) 250-2235

__________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, par value $0.01 per share, issuable pursuant to:
2013 Equity Incentive Plan	2,466,720	$0.95	$2,343,384	$319.64
2005 Stock Incentive Plan	2,206,094(3)	$0.95	$2,095,789	$285.86
Total	4,672,814		$4,439,173	$605.50

(1)	In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the number of shares registered includes an indeterminable number of shares of common stock issuable under the 2013 Equity Incentive Plan and the 2005 Stock Incentive Plan, as adjusted to include any additional shares of common stock that may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based on the closing sale price of the registrant’s common stock on July 16, 2013, as reported by the OTC Bulletin Board.

(3)	Additional shares that are available for issuance pursuant to the “evergreen” provision of the 2005 Stock Incentive Plan, as amended, which “evergreen” provision was originally approved by the registrant’s stockholders on May 16, 2006.

EXPLANATORY NOTE

This registration statement is filed by Independence Bancshares, Inc. (the “Company” or the “Registrant”) for the purpose of registering (i) pursuant to General Instruction E to Form S-8, additional shares of the Registrant’s common stock, $0.01 par value per share, subject to outstanding stock options under the Independence Bancshares, Inc. 2005 Stock Incentive Plan (the “2005 Plan”) and (ii) shares of the Registrant’s common stock, $0.01 par value per share, under the Independence Bancshares, Inc. 2013 Equity Incentive Plan (the “2013 Plan”).

The 2005 Plan reserved a total of 260,626 shares of our common stock for issuance when it was originally adopted and approved by our shareholders on May 16, 2006. The “evergreen” provision of the 2005 Plan provided that the maximum number of shares of common stock that may be issued under the 2005 Plan shall be automatically increased each time the Company issues additional shares of common stock such that the total number of shares issuable under the 2005 Plan shall at all times equal 12.5% of the then outstanding shares of common stock, unless the board of directors adopted a resolution providing that the number of shares issuable under the 2005 Plan shall not be so increased. Amendment No. 1 to the 2005 Plan approved by our board of directors on October 29, 2008 did not change the “evergreen” provision, but the “evergreen” provision was eliminated by the board of directors pursuant to Amendment No. 2 to the 2005 Plan on February 27, 2013. Prior to the elimination of the “evergreen” provision, the Company consummated a private offering of 17,648,750 shares of its common stock, which pursuant to the “evergreen” provision resulted in an increase of the number of shares of common stock reserved for issuance under the 2005 Plan from 260,626 to 2,466,720.

We initially registered the 260,626 shares of our common stock reserved for issuance under the 2005 Plan on a registration statement on Form S-8 filed with the SEC on August 3, 2007 (File No. 333-145095) (the “Prior Registration Statement”). We are registering an additional 2,206,094 shares that have been reserved for issuance pursuant to the “evergreen” provision of the 2005 Plan with the filing of this registration statement on Form S-8 (this “Registration Statement”). We are also registering 2,466,720 shares that have been reserved for issuance pursuant to the 2013 Plan with the filing of this Registration Statement. The 2013 Plan and the 2,466,720 shares reserved for issuance pursuant to the 2013 Plan were approved and adopted by the Company’s board of directors on February 27, 2013, and approved and adopted by the Company’s shareholders at the annual meeting of shareholders on May 15, 2013. The 2,206,094 additional shares of common stock available for issuance under the 2005 Plan, and the 2,466,720 shares of common stock available for issuance under the 2013 Plan, are the same class of common stock as the common stock previously registered on the Prior Registration Statement.

In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in this Part I will be sent or given by the Company to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement under Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Any such request should be directed to Martha L. Long, at the Company’s office at 500 East Washington Street, Greenville, South Carolina 29601, telephone number (864) 672-1776.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC are incorporated by reference in this Registration Statement:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 28, 2013;

(b)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 filed with the SEC on May 13, 2013;

(c)	Our Current Reports on Form 8-K filed with the SEC on January 7, 2013, March 5, 2013, April 1, 2013, April 29, 2013, May 13, 2013 and May 21, 2013; and

(d)	The description of the Company’s common stock set forth in Amendment No. 3 to the Company’s registration statement on Form S-1 (File No. 333-186476) filed with the SEC on June 20, 2013.

All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under our Bylaws, each of our directors has the right to be indemnified by us to the maximum extent permitted by law against (i) reasonable expenses incurred in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding seeking to hold the director liable by reason of his or her actions in such capacity and (ii) reasonable payments made by the director in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she became liable in such action, suit or proceeding. This right to indemnification includes the right to the advancement of reasonable expenses by us, to the maximum extent permitted by law. Under our Bylaws, each of our officers who are not directors is entitled to the same indemnification rights, including the right to the advancement of reasonable expenses, which are provided to our directors.

Pursuant to the Business Corporation Act, a South Carolina corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporate interest (or not opposed thereto), as set forth in the Business Corporation Act. Under the Business Corporation Act, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding. Our Articles of Incorporation do not contain any such limitations. The Business Corporation Act permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon (i) the director’s certification that he or she acted in good faith and in the corporate interest (or not opposed thereto), (ii) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Business Corporation Act.

Under our Articles of Incorporation, no director will be liable to us or our shareholders for monetary damages for breach of his or her fiduciary duty as a director, to the maximum extent permitted by law.

The Business Corporation Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify. We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits required to be filed as part of this Registration Statement are listed in the Exhibit Index attached hereto and are incorporated herein by reference.

Item 9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, as of July 17, 2013.

INDEPENDENCE BANCSHARES, INC.

By: /s/ Gordon A. Baird

Name: Gordon A. Baird

Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gordon A. Baird, with full power of substitution, such person’s true and lawful attorney-in-fact and agent for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to comply with the Securities Act of 1933 and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gordon A. Baird	Chief Executive Officer and Director	July 17, 2013
Gordon A. Baird	(Principal Executive Officer)

/s/ Martha L. Long	Chief Financial Officer of the Bank	July 17, 2013
Martha L. Long	(Principal Financial and Accounting
Officer)

/s/ Robert B. Willumstad	Director	July 17, 2013
Robert B. Willumstad

/s/ Alvin G. Hageman	Director	July 17, 2013
Alvin G. Hageman

/s/ H. Neel Hipp, Jr.	Director	July 17, 2013
H. Neel Hipp, Jr.

/s/ A. Alexander McLean, III	Director	July 17, 2013
A. Alexander McLean, III

/s/ Keith Stock	Director	July 17, 2013
Keith Stock

EXHIBIT INDEX

Exhibit No. Description of Exhibit

4.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s registration statement on Form SB-2, File No. 333-121485, filed on December 21, 2004).

4.2	Articles of Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on August 15, 2011).

4.3	Amended and Restated Bylaws dated March 5, 2012 (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on March 7, 2012).

4.4	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of the Company’s registration statement on Form SB-2, File No. 333-121485, filed on December 21, 2004).

4.5	Independence Bancshares, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 4.5 of the Company’s registration statement on Form S-8, File No. 333-145095, filed on August 3, 2007).

4.6	Amendment No. 1 to the Independence Bancshares, Inc. 2005 Stock Incentive Plan (incorporated by reference to the Company’s Form 10-Q for the period ended September 30, 2008).

4.7	Amendment No. 2 to the Independence Bancshares, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on March 5, 2013).

4.8	Independence Bancshares, Inc. 2013 Equity Incentive Plan (incorporated by reference to Appendix B of the Company’s Proxy Statement on Schedule 14A filed with the SEC on April 8, 2013).

4.9	Form of Award Agreement for Stock Options (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on March 5, 2013).

4.10	Form of Award Agreement for Restricted Stock (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on March 5, 2013).

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Consent of Elliott Davis, LLC.

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).